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                                                           EXHIBIT (10)(iv)





                   DESCRIPTION OF BONUS ARRANGEMENTS


The Company has entered into bonus arrangements with certain executive officers for 1995, including Mr. Brown, Mr. Elenbaas, Mr. Laube, Mr. Lipes, Mr. Simpson and Mr. Winkel, based on specific performance criteria including sales, profits and asset management. The aggregate amount of such bonuses is not expected to exceed $1,225,000.